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                            UNITED STATES OF AMERICA
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-12

                                 HEALTHAXIS INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filer:  Healthaxis Inc.
Filed pursuant to Rule 14a-12 under the Securities Exchange act of 1934 Subject Company: Healthaxis Inc.
Commission Exchange Act File Number:  013591

The following is the text of a press release issued by Healthaxis Inc. on July 2, 2003:

(HEALTHAXIS LOGO)

FOR IMMEDIATE RELEASE                          Investor Contact
                                               Matt Kreps
                                               Halliburton Investor Relations
                                               972-458-8000
                                               (mkreps@halliburtonir.com)

          HEALTHAXIS INC. SEEKS AUTHORITY TO EFFECT REVERSE STOCK SPLIT

                   PRELIMINARY PROXY STATEMENT FILED WITH SEC

                       POTENTIAL 1:5 TO 1:15 REVERSE SPLIT

IRVING, Texas (July 2, 2003) - Healthaxis (NASDAQ: HAXS) today announced that it has filed a preliminary proxy statement with the Securities and Exchange Commission. Subject to receiving any comments from the SEC, on or about July 17, 2003, the company intends to mail a definitive proxy statement to its shareholders. The proxy will seek approval of an amendment to the company's articles of incorporation, which will permit the Board of Directors to effect a reverse stock split of the company's common stock at a ratio of not less than 1 for 5, and not more than 1 for 15. It is expected that the special shareholders meeting will be held August 19, 2003. The record date for shareholders entitled to vote at the meeting has been set at July 1, 2003.

The purpose of the proposed reverse split is to enable the company to maintain its listing on the NASDAQ SmallCap Market, and to enhance the acceptability and marketability, and hence the potential liquidity, of its common stock to the financial community and the investing public. One of the key requirements for continued listing on the NASDAQ SmallCap Market is that the common stock must maintain a minimum bid price equal to, or greater than, $1.00 per share. Although the company believes it is in compliance with all other NASDAQ SmallCap Market listing requirements, the company's stock has not met the minimum bid price for an extended period.

In commenting on the filing, Chairman, President and CEO, James McLane stated:
"The company continues to reposition itself to becoming a leading provider of outsourced business process services for our target markets. This proposal seeks authority for a reverse split, which we believe will give the company greater flexibility for future strategic initiatives and will provide a more appropriate measure of the company's sales and earnings per share by bringing our share count in line with the company's current size. We believe that this event furthers these objectives. The board of directors, therefore, considered that it was in the company's best interest to proactively seek authority to complete a reverse split."


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Investors and shareholders are advised to read the definitive proxy statement when it becomes available because it will contain important information. When filed, the definitive proxy statement can be obtained free of charge from the web site maintained by the SEC at http://www.sec.gov. The definitive proxy statement can also be obtained when available free of charge upon written request to Healthaxis Inc., 5215 N. O'Connor Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary.

ABOUT HEALTHAXIS INC.

Healthaxis (NASDAQ: HAXS) is a business process services and technology company committed to providing innovative and configurable web-based connectivity and applications solutions for health benefit distribution, administration and processing. The company has almost 40 years of operating history and 1,200 years of combined expertise in healthcare benefit administration providing claims and administration solutions, outsourced data capture processing services, and web-enabled solutions exclusively for managed care companies and commercial and government health benefit administrators. Healthaxis solutions and services enable clients to reduce their administrative costs, enhance their customer service, enhance their competitive market position, and improve their profitability. For information on Healthaxis products and services, call (800) 519-0679 or visit http://www.healthaxis.com. For investor information, call
(972) 443-5115.

Note on Forward-looking Statements: Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue, performance or events, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Business-Risk Factors" in our Form 10-K for the year ended December 31, 2002, as filed with the Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.



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